May 14, 2026

Dear Neil,

Letter of Offer — Chief Revenue Officer

We are pleased to extend this formal offer of employment to you as Chief Revenue Officer at NusaTrip Incorporated. This offer reflects our confidence in your ability to lead and build NusaTrip's China and international B2B distribution business, and our commitment to making NusaTrip the leading Southeast Asian airline supply platform for Chinese and global distributors.

Terms of Employment

Position	**Chief Revenue Officer**
Employment Type	Full-time, Remote (China-based)
Reporting To	Chief Executive Officer, NusaTrip Incorporated
Start Date	01 June 2026
Base Salary	**RMB 55,000 per month**
Currency & Payment	Salary payable in RMB monthly, to a China-based bank account designated by you. Payment cycle to be confirmed upon onboarding.
Probation Period	3 months, with assessment against the 3-month KPI targets set out below.

Performance Bonus Structure

> **Gross Profit = Transaction Volume × Gross Margin %**
>
> *Grow volume.*
> *Improve the supplier mix.*
> *Either lever — or both together — directly increases your earnings.*

NusaTrip's current gross margin is suppressed by a heavy low-cost carrier mix and limited OTA reach. The CRO's strategic levers — full-service airline content, new OTA partnerships, and better supplier economics — all improve gross margin directly. There is no ceiling.

Year 1 — H2 2026 (June to December)

The first seven months are your pipeline-building phase. No hard targets are imposed.

- Bonus rate: 10% of incremental Gross Profit above the H1 2026 baseline ($2,800 USD/day). For avoidance of doubt, if the average daily Gross Profit for June–December 2026 is above the H1 2026 baseline of $2,800, you will earn 10% of the additional daily Gross Profit multiplied by the number of days in the period. For example, if the average daily Gross Profit for the seven-month period is $3,800, you will earn 10% × $1,000 or $100.
- Payment: lump sum in December 2026

- No minimum threshold — any improvement earns from day one

Year 2 — Full Year 2027

Targets agreed jointly in January 2027, anchored to H2 2026 actual performance. You have full input into what constitutes a fair target.

- Bonus rate: 8% of incremental Gross Profit above the agreed 2027 target
- Accelerator: if GP exceeds target by more than 20%, the rate increases to 10% on all GP above that level
- Payments: semi-annual in June and December

Milestone Bonuses

One-time bonuses reward specific strategic wins that are central to the NusaTrip roadmap. All milestones are cumulative.

Milestone	One-Time Bonus
Gross margin sustained above 0.6% for one full half year	**¥100,000 RMB**
Gross margin sustained above 0.8% for one full halfyear	**¥100,000 RMB**
Full-service airline (FSA) content reaching agreed Gross Transaction Volume (GTV) penetration target by December 2026	**¥50,000 RMB**
Each new OTA partner live and generating material volume (per partner)	**¥50,000 RMB per OTA**

Earnings Projections

2026 projections below illustrate total compensation across three performance scenarios. All RMB at USD/RMB 6.9. Annual GP baseline: $1,022,000 USD ≈ ¥7,358,400 RMB ($560K/day × 0.5% × 365 days).

Year 1: H2 2026 (June–December, 7 months)

	Bearish	Base Case	Bullish
PERFORMANCE ASSUMPTIONS			
Avg. daily transaction volume	$650,000	$750,000	$850,000
Gross margin	0.50%	0.65%	0.80%
Daily Incremental GP vs. baseline (US$)	$450	$2,075	$4,000
H2 2026 EARNINGS (7 MONTHS)			

GP bonus (10% of incremental * 30 days *7 months)	**$9,450 or ¥64,165**	**$43,575 or ¥295,874**	**$84,000 or ¥570,360**
Milestone bonuses	**¥0**	**¥150K**	**¥350K**
Base salary (7 months)	**¥385K**	**¥385K**	**¥385K**
Total H2 2026 compensation (7 MONTHS)	**¥449,165.**	**¥830,874**	**¥1,305,360**
Annualised equivalent	**¥769,997**	**¥1,424,355**	**¥2,237,760**

Note: conservative H2 2026 annualised (¥769,997) reflects a ramp-up period, not steady state. Fixed salary of ¥55,000/month is guaranteed throughout.

***2027 projections below illustrate total compensation across three performance scenarios.** All RMB at USD/RMB 6.79. Annual GP baseline: $1,660,750 USD ≈ ¥11,276,492 RMB ($700K/day × 0.65% × 365 days).*

Year 2: Full Year 2027

	Bearish	Base Case	Bullish
PERFORMANCE ASSUMPTIONS			
Daily transaction volume	$800,000	$950,000	$1,100,000
Gross margin	0.7%	0.9%	1.1%
Annual gross profit (USD)	$2,044,00	$3,120,750	$4,416,500
Incremental GP vs. baseline (USD)	383,250	1,460,000	2,755,750
BONUS CALCULATION			
GP bonus (9% / 10%[i])	USD 34,492 or ¥234,204	USD 131,400 or ¥892,206	USD 248,017 or ¥1,684,038
Milestone bonuses	¥50,000	¥250,000	¥600,000
Base salary (¥55K × 12 months)	¥660,000	¥660,000	¥660,000
Total annual compensation	**¥944,204**	**¥1,806,206**	**¥2,944,038**

[i] Accelerator: Full year 2027 base case gross profit is RMB 11.27 million. When 2027 GP exceeds the agreed target by more than 20%, the bonus rate increases from 9% to 10% on all GP above that level.

Role Responsibilities

As Chief Revenue Officer, you will be responsible for:

- Deepening and expanding the amount of NusaTrip's flight and inventory channel partners, specifically increasing the number and variety of inventory channel partners such as airlines and flight and hotel inventory suppliers in China and internationally to obtain more competitive inventory costing.
- Deepening and expanding NusaTrip's customer base in China and internationally and owning end-to-end accountability for NusaTrip's B2B sales performance, specifically increasing the number and variety of customers such as OTAs and other B2B clients to obtain more profitable margins.
- Identifying, negotiating, and onboarding new China and international-based OTA partners including platforms such as Ctrip, Qunar, Fliggy, and equivalent-scale distributors.
- Building and leading a China regional sales management team of 1–2 members within 6 months of your start date.

Sales Growth Plan and KPI Targets

Your performance will be assessed against the following agreed targets. Specific customer names and individual account plans will be documented and agreed with you within the first 30 days.

Period	China Agents	China OTAs	Overseas Agents	Est. Daily Bookings
3 Months	1	—	—	**500+**
6 Months	5	1	—	**3,000+**
12 Months	10	2	2	**10,000+**
24 Months	20	3	5	**30,000+**

- China Agents: Air ticket agents within Greater China.
- China OTA: Major Chinese OTAs including Ctrip, Qunar, Fliggy, and equivalent platforms.
- Overseas Agents: Local air ticket agents outside of China.
- Overseas OTA (including platforms such as TVLK, AIRPAZ, Ticket.com, and equivalents): targets are not required in the first two periods but become applicable from Month 12 onward.

Team Building Obligation

You are required to establish a China regional sales management team of 1 to 2 members within 6 months of your start date. Recruitment plans and team structure should be proposed to the CEO within the first 30 days. NusaTrip will provide reasonable support for team establishment costs subject to prior written approval.

Confidentiality and Exclusivity

This role is a full-time, exclusive engagement. During your employment with NusaTrip, you agree not to undertake any concurrent employment, consultancy, or directorship with any competing online travel agency, airline distribution platform, or B2B travel supplier without prior written consent from NusaTrip's CEO.

You agree to maintain strict confidentiality in respect of NusaTrip's airline API connections, partner identities, pricing, commercial terms, and customer data, both during and after your employment.

Acceptance

This offer is open for acceptance for 5 business days from the date of this letter. To accept, please sign and return this letter to the CEO. Commencement of work prior to signing constitutes acceptance of all terms set out herein.

We look forward to welcoming you to NusaTrip and to building something significant together.

For and on behalf of NusaTrip Incorporated

Patrick Soetanto Tjin
Chief Executive Officer

Date: 18/5/26

Zhang Hong Wei (Neil)
Chief Revenue Officer — Accepted

Date: 18/05/2026.